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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 2 to Form S-4) and related Prospectus of GTECH Holdings Corporation for the registration of up to $150,000,000 of its 4.50% Senior Notes due 2009 and up to $150,000,000 of its 5.25% Senior Notes due 2014 and to the incorporation by reference therein of our report dated March 29, 2004, except for Note 25, as to which the date is May 5, 2004, with respect to the consolidated financial statements and schedule of GTECH Holdings Corporation included in its Annual Report (Form 10-K) for the year ended February 28, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts April 14, 2005

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Consent of Independent Registered Public Accounting Firm